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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Novatel Wireless, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53692) on Form S-8 and (Nos. 333-81190 and 333-100633) on Form S-3 of
Novatel Wireless, Inc. and subsidiaries of our report dated March 14, 2003, with respect to the consolidated balance sheet of Novatel Wireless, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows, for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Novatel Wireless, Inc. Our report dated March 14, 2003 refers to revisions that were applied to the consolidated financial statements to retroactively reflect a 1-for-15 reverse stock split of Novatel Wireless, Inc.'s common stock approved on October 29, 2002.

Our report dated March 14, 2003 contains an explanatory paragraph that states that the Company has incurred significant losses from operations in each period since inception and has used substantially all of its cash resources to fund such losses, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Diego, California
March 28, 2003